COMCAST CORPORATION
NEWS RELEASE
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Contacts at Comcast
William E. Dordelman, Vice President, Finance                 (215) 981-7550
Ken Mikalauskas, Vice President, Finance                      (215) 981-7541

Contacts at Lenfest
Maryann Bryla, Senior Vice President and CFO                  (610) 650-3024
Tom Gailey, Vice President, Communications                    (610) 650-1130

Contact at AT&T
Eileen M. Connolly, Director, Financial Communications        (908) 221-6731


FOR IMMEDIATE RELEASE

                           COMCAST TO ACQUIRE LENFEST

Philadelphia, PA - November 16, 1999... Comcast Corporation today announced that it has entered into a definitive agreement to purchase Lenfest Communications, Inc. (Lenfest or LCI), the nation's ninth largest cable television operator. LCI is currently owned by AT&T and the Lenfest family. Today's agreement supercedes a prior agreement under which AT&T was to acquire the Lenfest family's interest in LCI. The combination will unite LCI, the largest cable operator in the greater Philadelphia marketplace, with Comcast, the most geographically concentrated operator in the Mid-Atlantic region.

On  a  proportionate  ownership  basis,  the  LCI  group  currently  owns  cable television systems serving approximately 1.25 million subscribers. LCI's holdings include: the wholly-owned Suburban Cable, serving approximately 1.1 million customers in southeastern and central Pennsylvania, southern New Jersey and northern Delaware; a 50 percent interest in Garden State Cablevision, L.P., serving approximately 212,000 customers in the Cherry Hill, New Jersey area; a 30 percent interest in Susquehanna Cable Company, serving approximately 167,000 customers primarily in areas of York and Williamsport, Pennsylvania; and a 30 percent interest in Clearview Partners, serving approximately 10,000 customers in south central Pennsylvania and Maryland. The transaction also includes cable advertising firm Radius Communications and news programmer Tri-State Media.

Lenfest stockholders will receive approximately 116 million shares of Comcast Class A Special Common Stock (CMCSK), subject to adjustment, in consideration for their Lenfest shares. In addition, Comcast will assume outstanding LCI debt and liabilities of approximately $1.5 billion in connection with the transaction. Consistent with the original terms of the May 1999 agreement between AT&T and Comcast, should AT&T's pending acquisition of MediaOne Group fail to close following the purchase of LCI by Comcast, AT&T would then have the opportunity to acquire from Comcast certain specified cable systems with an aggregate subscriber base of approximately 1.25 million.

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Brian L. Roberts, President of Comcast, commented: "Comcast views the geographic consolidation of the Philadelphia marketplace as critically important to the company's future. For many years we have worked alongside Gerry Lenfest in this region and have been impressed by the company he has built. With the addition of LCI (and other pending transactions) to Comcast Cable, we will serve over 4 million customers in the mid-Atlantic region, stretching from New Jersey to suburban Washington DC. The end result will be the largest and most concentrated broadband operation in the country." Mr. Roberts continued: "Both companies are now offering expanded digital video offerings that complement other new business lines including the current launch of high speed internet access and the future
deployment  of  residential  telephone  through  our  combined  networks.   This
combination will serve to accelerate the deployment of such advanced services to our customer base. "

H.F. (Gerry) Lenfest,  President and Chief Executive Officer of LCI,  commented:
"I am proud of the employees of Suburban Cable, Radius and Tri-State Media for their dedication and professionalism over the years. Our cable operation started twenty-five years ago in Lebanon, Pennsylvania with 7,600 subscribers. Today Suburban has more cable customers in Pennsylvania than any other company and extends into Delaware and southern New Jersey. Radius is also the largest cable advertising company, and TSM has the largest regional news operation in Pennsylvania and in the tri-state area. I am proud of them all."

Mr. Lenfest continued: "It makes sense to Comcast and to our own employees and their futures to join our companies into Comcast, which has the largest cluster of broadband cable television systems in the Mid-Atlantic region. I have always respected and admired the steady growth and diversification of Comcast under the able and insightful leadership of Ralph and Brian Roberts and their management team."

The acquisition is subject to regulatory closing conditions and is estimated to close in the first quarter of 2000.

Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks and the provision of programming content, through principal ownership of QVC, Comcast-Spectacor and Comcast SportsNet, a controlling interest in E! Entertainment Television and through other programming investments. Comcast's Class A Special Common Stock and Class A Common Stock are traded on the Nasdaq Stock Market under the symbols CMCSK and CMCSA, respectively.

Lenfest Communications, Inc. (www.suburbancable.com) is a diversified entertainment and communications company. Its principal subsidiary, Suburban Cable, serves more than 1.1 million customers in southeastern and central Pennsylvania, southern New Jersey and northern Delaware. Other subsidiaries encompassed in this transaction include cable advertising firm Radius Communications and news programmer Tri-State Media.

AT&T (www.att.com) is among the world's premier voice and data communications company, serving more than 80 million customers, including consumers, businesses and government. With annual revenues of more than $53 billion and 151,000 employees, AT&T provides services to customers worldwide.



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